Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company:	NRG Yield LLC

2.                                 The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is:

Clearway Energy LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 31st day of August, A.D. 2018.

By:	/s/ Kevin Malcarney
Authorized Person(s)

Name:	Kevin Malcarney
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